Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Third Quarter Results

•	Revenues of $2.3 billion – down 44%

•

Loss per share of $3.25 (includes a $3.33 per share charge related to valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable)

•	Homebuilding operating loss of $787.7 million (includes $847.5 million of homebuilding valuation adjustments and write-offs noted above)

•	Financial Services operating loss of $5.2 million (includes $9.3 million of write-offs of notes receivable)

•	Homebuilding debt decreased $212.8 million; homebuilding debt to total capital of 33.5%

•	Deliveries of 7,636 homes – down 41%

•	New orders of 5,804 homes – down 48%; cancellation rate of 32%

•	Backlog dollar value of $2.2 billion – down 60%

Miami, September 25, 2007 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2007. Third quarter net loss in 2007 was $513.9 million, or $3.25 per diluted share, compared to third quarter net earnings of $206.7 million, or $1.30 per diluted share, in 2006.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “It is already well documented that the housing market has continued to deteriorate throughout our third quarter. Heavy discounting by builders, and now the existing home market as well, has continued to drive pricing downward. Consumer confidence in housing has remained low, while the mortgage market has continued to redefine itself, creating higher cancellation rates.”

(more)

Mr. Miller continued, “Our response to, and primary focus in, this environment continues to be to adjust pricing to meet current market conditions in order to keep inventories low and to keep our balance sheet positioned for the future. The net effect has been a continued deterioration of our net margin and accordingly, higher impairments to our inventory.”

“We also have, and continue to, reduce overhead to be ‘right-sized’ for new and anticipated lower volume levels. While it has been challenging to stay ahead of rapidly adjusting market conditions and resulting revenue reductions, we have reduced our workforce to date by approximately 35% and expect continued reductions in the fourth quarter.”

Mr. Miller concluded, “The combination of moving our stated inventory to current market valuations, ‘right-sizing’ our overhead to reduced volume levels and a stabilization of market conditions should ultimately bring us back to profitability.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 2007 COMPARED TO

THREE MONTHS ENDED AUGUST 31, 2006

Homebuilding

Revenues from home sales decreased 44% in the third quarter of 2007 to $2.2 billion from $3.9 billion in 2006. Revenues were lower primarily due to a 41% decrease in the number of home deliveries and a 6% decrease in the average sales price of homes delivered in 2007. New home deliveries, excluding unconsolidated entities, decreased to 7,266 homes in the third quarter of 2007 from 12,337 homes last year. In the third quarter of 2007, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2006. The average sales price of homes delivered decreased to $296,000 in the third quarter of 2007 from $316,000 in the same period last year, primarily due to higher sales incentives offered to homebuyers ($46,000 per home delivered in the third quarter of 2007, compared to $35,900 per home delivered in the same period last year).

Gross margins on home sales excluding FAS 144 valuation adjustments were $304.1 million, or 14.0%, in the third quarter of 2007, compared to $761.2 million, or 19.5%, in 2006. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments primarily due to higher sales incentives offered to homebuyers. Gross margins on home sales were $1.0 million in the third quarter of 2007, which included $303.1 million of FAS 144 valuation adjustments, compared to gross margins on home sales of $729.2 million, or 18.7%, in the third quarter of 2006, which included $32.0 million of FAS 144 valuation adjustments. Gross margins on home sales excluding FAS 144 valuation adjustments is a non-GAAP financial measure disclosed by certain of the Company’s competitors and has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

Selling, general and administrative expenses were reduced by $122.3 million, or 29%, in the third quarter of 2007, compared to the same period last year, primarily due to reductions in associate headcount and variable compensation expense. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 14.0% in the third quarter of 2007, from 10.9% in 2006. The 310 basis point increase was primarily due to lower revenues.

Loss on land sales totaled $344.7 million in the third quarter of 2007, which included $114.6 million of FAS 144 valuation adjustments and $242.5 million of write-offs of deposits and pre-acquisition costs related to 15,000 homesites under option that the Company does not intend to purchase. In the third quarter of last year, loss on land sales totaled $0.3 million, which included $11.8 million of FAS 144 valuation adjustments and $15.8 million of write-offs of deposits and pre-acquisition costs related to 8,400 homesites that were under option.

Equity in loss from unconsolidated entities was $127.4 million in the third quarter of 2007, which included $138.7 million of FAS 144 valuation adjustments to the Company’s investments in unconsolidated entities, compared to equity in loss from unconsolidated entities of $5.9 million, which included $16.5 million of FAS 144 valuation adjustments to the Company’s investments in unconsolidated entities last year. Management fees and other expense, net, totaled $10.5 million in the third quarter of 2007 (including $32.1 million of valuation adjustments and $16.5 million of goodwill write-offs, partially offset by the recognition of $24.7 million of profit deferred at the time of the recapitalization of the LandSource joint venture), compared to management fees and other income, net of $21.8 million in the third quarter of 2006. Minority interest expense, net was $1.8 million and $1.1 million, respectively, in the third quarter of 2007 and 2006. Sales of land, equity in loss from unconsolidated entities, management fees and other income (expense), net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating loss for the Financial Services segment was $5.2 million in the third quarter of 2007, compared to operating earnings of $61.7 million last year, which included a $17.7 million pretax gain generated from monetizing the segment’s personal lines insurance policies. The decrease was primarily due to a decline in profitability from both the segment’s mortgage and title operations and $9.3 million of partial write-offs of land seller notes receivable. The decline in profitability was due to the overall weakness in the homebuilding market, which led to a decrease in volume and transactions for the mortgage and title operations compared to last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $6.2 million, or 12%, in the third quarter of 2007, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 1.9% in the third quarter of 2007, from 1.2% in 2006, primarily due to lower revenues.

NINE MONTHS ENDED AUGUST 31, 2007 COMPARED TO

NINE MONTHS ENDED AUGUST 31, 2006

Homebuilding

Revenues from home sales decreased 31% in the nine months ended August 31, 2007 to $7.5 billion from $10.8 billion in 2006. Revenues were lower primarily due to a 27% decrease in the number of home deliveries and a 7% decrease in the average sales price of homes delivered in 2007. New home deliveries, excluding unconsolidated entities, decreased to 24,772 homes in the nine months ended August 31, 2007 from 33,747 homes last year. In the nine months ended August 31, 2007, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2006. The average sales price of homes delivered decreased to $299,000 in the nine months ended August 31, 2007 from $321,000 in 2006 primarily due to higher sales incentives offered to homebuyers ($45,000 per home delivered in 2007, compared to $25,900 per home delivered in 2006).

Gross margins on home sales excluding inventory valuation adjustments were $1.1 billion, or 14.4%, in the nine months ended August 31, 2007, compared to $2.4 billion, or 22.5%, in 2006. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments and Homebuilding Other primarily due to higher sales incentives offered to homebuyers. Gross margins on home sales were $555.1 million, or 7.4%, in the nine months ended August 31, 2007, which included $523.0 million of FAS 144 valuation adjustments, compared to gross margins on home sales of $2.4 billion, or 22.2%, in the nine months ended August 31, 2006, which included $40.7 million of FAS 144 valuation adjustments.

Selling, general and administrative expenses were reduced by $211.1 million, or 16%, in the nine months ended August 31, 2007, compared to the same period last year, primarily due to reductions in associate headcount and variable compensation expense.

As a percentage of revenues from home sales, selling, general and administrative expenses increased to 14.3% in the nine months ended August 31, 2007, from 11.8% in 2006. The 250 basis point increase was primarily due to lower revenues.

Loss on land sales totaled $480.0 million in the nine months ended August 31, 2007, which included $197.2 million of FAS 144 valuation adjustments and $312.4 million of write-offs of deposits and pre-acquisition costs related to 24,400 homesites under option that the Company does not intend to purchase. In the nine months ended August 31, 2006, gross profit from land sales totaled $89.9 million, net of $35.8 million of FAS 144 valuation adjustments and $41.1 million of write-offs of deposits and pre-acquisition costs related to 14,800 homesites that were under option.

Equity in loss from unconsolidated entities was $168.1 million in the nine months ended August 31, 2007, which included $172.7 million of FAS 144 valuation adjustments to the Company’s investments in unconsolidated entities, compared to equity in earnings from unconsolidated entities of $47.1 million, net of $16.7 million of FAS 144 valuation adjustments to the Company’s investments in unconsolidated entities last year. Management fees and other expense, net, totaled $9.5 million in the nine months ended August 31, 2007 (including $46.4 million of valuation adjustments and $16.5 million of goodwill write-offs, partially offset by the recognition of $24.7 million of profit deferred at the time of the recapitalization of the LandSource joint venture), compared to management fees and other income, net of $57.7 million in 2006. Minority interest expense, net was $3.2 million and $12.1 million, respectively, in the nine months ended August 31, 2007 and 2006. Sales of land, equity in earnings (loss) from unconsolidated entities, management fees and other income (expense), net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

In February 2007, the Company’s LandSource joint venture admitted MW Housing Partners as a new strategic partner. The transaction resulted in a cash distribution to the Company of $707.6 million. The Company’s resulting ownership of LandSource is 16%. If LandSource reaches certain financial targets, the Company will have a disproportionate share of the entity’s future positive net cash flow. As a result of the recapitalization, the Company recognized a pretax gain of $175.9 million in 2007 and could potentially recognize additional profits in future years, in addition to profits from its continuing ownership interest.

Financial Services

Operating earnings for the Financial Services segment were $24.8 million in the nine months ended August 31, 2007, compared to $106.9 million last year, which included a $17.7 million pretax gain generated from monetizing the segment’s personal lines insurance policies. The decrease was primarily due to a decline in profitability from both the segment’s mortgage and title operations and $27.9 million of partial write-offs of land seller notes receivable. The decline in profitability was due to the overall weakness in the homebuilding market, which led to a decrease in volume and transactions for the mortgage and title operations compared to last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $21.8 million, or 14%, for the nine months ended August 31, 2007, compared to 2006. As a percentage of total revenues, corporate general and administrative expenses increased to 1.7% in the nine months ended August 31, 2007, from 1.3% in the same period last year, primarily due to lower revenues.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2006. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern time on Tuesday, September 25, 2007. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 887014 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2007	2006	2007	2006
Revenues:
Homebuilding	$2,229,188	3,996,791	7,634,168	11,520,811
Financial services	112,665	185,644	375,708	479,786

Total revenues	$2,341,853	4,182,435	8,009,876	12,000,597

Homebuilding operating earnings (loss)	$(787,698)	317,222	(999,388)	1,305,507
Financial services operating earnings (loss)	(5,245)	61,694	24,834	106,910
Corporate general and administrative expenses	44,700	50,861	137,436	159,284

Earnings (loss) before provision (benefit) for income taxes	(837,643)	328,055	(1,111,990)	1,253,133
Provision (benefit) for income taxes	(323,791)	121,380	(422,556)	463,659

Net earnings (loss)	$(513,852)	206,675	(689,434)	789,474

Average shares outstanding:
Basic	157,973	157,634	157,600	158,344
Diluted	157,973	159,225	157,600	162,231

Earnings (loss) per share:
Basic	$(3.25)	1.31	(4.37)	4.99

Diluted	$(3.25)	1.30	(4.37)	4.88

Supplemental information:
Interest incurred (1)	$45,191	59,453	157,460	171,940
EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable (2):
Earnings (loss) before provision (benefit) for income taxes	$(837,643)	328,055	(1,111,990)	1,253,133
Interest expense	40,299	60,868	155,659	177,960
Valuation adjustments and write-offs of option deposits and pre- acquisition costs, goodwill and financial services notes receivable	856,758	76,170	1,296,101	134,325

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable	$59,414	465,093	339,770	1,565,418

(1)	Amount represents interest incurred related to homebuilding debt, which is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable reflected in earnings (loss) before provision (benefit) for income taxes. This financial measure is used in the Company's revolving credit facility's covenant calculation.

LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2007	2006	2007	2006
Revenues:
Sales of homes	$2,169,443	3,902,540	7,479,322	10,846,508
Sales of land	59,745	94,251	154,846	674,303

Total revenues	2,229,188	3,996,791	7,634,168	11,520,811

Costs and expenses:
Cost of homes sold	2,168,446	3,173,342	6,924,224	8,442,879
Cost of land sold	404,444	94,547	634,808	584,425
Selling, general and administrative	304,254	426,520	1,069,575	1,280,676

Total costs and expenses	2,877,144	3,694,409	8,628,607	10,307,980

Gain on recapitalization of unconsolidated entity	—	—	175,879	—
Equity in earnings (loss) from unconsolidated entities	(127,409)	(5,903)	(168,137)	47,079
Management fees and other income (expense), net	(10,511)	21,844	(9,501)	57,652
Minority interest expense, net	1,822	1,101	3,190	12,055

Operating earnings (loss)	$(787,698)	317,222	(999,388)	1,305,507

LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2007	2006	2007	2006
FAS 144 valuation adjustments to finished homes, CIP and land the Company intends to build homes on:
East	$92,542	10,918	211,950	16,816
Central	35,645	—	63,112	1,578
West	149,893	19,292	216,071	20,507
Other	25,056	1,802	31,899	1,802

Total FAS 144 valuation adjustments to finished homes, CIP and land the Company intends to build homes on	303,136	32,012	523,032	40,703

FAS 144 valuation adjustments to land the Company intends to sell to third parties:
East	32,228	5,116	72,306	8,137
Central	16,334	614	19,044	13,319
West	41,242	—	64,041	—
Other	24,755	6,084	41,827	14,311

Total FAS 144 valuation adjustments to land the Company intends to sell to third parties	114,559	11,814	197,218	35,767

Write-offs of option deposits and pre-acquisition costs:
East	44,553	3,955	74,331	7,122
Central	38,205	2,232	49,413	2,822
West	139,719	8,522	164,459	16,786
Other	20,037	1,109	24,182	14,411

Total write-offs of option deposits and pre-acquisition costs	242,514	15,818	312,385	41,141

FAS 144 valuation adjustments to investments in unconsolidated entities:
East	3,178	926	7,011	926
Central	9,445	—	10,588	—
West	126,062	14,395	155,113	14,395
Other	—	1,205	—	1,393

Total FAS 144 valuation adjustments to investments in unconsolidated entities	138,685	16,526	172,712	16,714

Valuation adjustments to investments in unconsolidated entities:
East	19,850	—	26,719	—
Central	5,752	—	5,752	—
West	2,990	—	10,396	—
Other	3,505	—	3,505	—

Total valuation adjustments to investments in unconsolidated entities	32,097	—	46,372	—

Goodwill write-offs:
East	—	—	—	—
Central	2,828	—	2,828	—
West	—	—	—	—
Other	13,669	—	13,669	—

Total goodwill write-offs	16,497	—	16,497	—

Financial services write-offs of notes receivable	9,270	—	27,885	—

Total valuation adjustments and write-offs of option deposits and pre- acquisition costs, goodwill and financial services notes receivable	$856,758	76,170	1,296,101	134,325

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	Three Months Ended August 31,		At or for the Nine Months Ended August 31,
	2007	2006	2007	2006
Deliveries:
East	2,089	3,679	7,753	10,083
Central	2,739	4,485	9,137	12,439
West	2,043	3,565	6,884	9,923
Other	765	1,309	2,465	3,117

Total	7,636	13,038	26,239	35,562

Of the total deliveries listed above, 370 and 1,467, respectively, represent deliveries from unconsolidated entities for the three and nine months ended August 31, 2007, compared to 701 and 1,815 deliveries in the same periods last year.

New Orders:
East	1,552	2,747	6,295	8,615
Central	2,064	4,353	7,073	12,419
West	1,591	2,937	5,347	8,761
Other	597	1,019	2,277	2,811

Total	5,804	11,056	20,992	32,606

Of the total new orders listed above, 232 and 968, respectively, represent new orders from unconsolidated entities for the three and nine months ended August 31, 2007, compared to 532 and 1,433 new orders in the same periods last year.

Backlog - Homes:
East			2,687	6,240
Central			1,534	4,527
West			1,454	4,043
Other			692	1,198

Total			6,367	16,008

Of the total homes in backlog listed above, 550 represents homes in backlog from unconsolidated entities at August 31, 2007, compared to 1,335 homes in backlog at August 31, 2006.

Backlog - Dollar Value:
East			$922,909	2,190,137
Central			340,236	1,089,275
West			686,393	1,866,180
Other			276,510	458,463

Total			$2,226,048	5,604,055

Of the total dollar value of homes in backlog listed above, $268,698 represents the backlog dollar value from unconsolidated entities at August 31, 2007, compared to $577,630 of backlog dollar value at August 31, 2006.

Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas

West:	California and Nevada

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	August 31,
	2007	2006
Homebuilding debt	$2,571,291	2,784,074
Stockholders' equity	5,097,259	5,930,798

Total capital	$7,668,550	8,714,872

Homebuilding debt to total capital	33.5%	31.9%

Homebuilding debt	$2,571,291	2,784,074
Less: Homebuilding cash	128,049	143,677

Net homebuilding debt	$2,443,242	2,640,397

Net homebuilding debt to total capital (1)	32.4%	30.8%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders' equity).